Exhibit 99.1

news release

Encana Reports 2019 Second Quarter Financial and Operating Results

Company generates free cash flow and growing margins through cost management and strong production

Second quarter 2019 highlights:

•	Financial performance driven by strong liquids production and cost focus.

•	Net earnings of $336 million, or $0.24/share, with non-GAAP operating earnings of $290 million, or $0.21/share.

•	Cash from operating activities of $906 million with non-GAAP cash flow of $877 million, or $0.64/share.

•	Non-GAAP free cash flow of $127 million.

•	Increased forecast for annualized G&A and operating cost synergies to $175 million from original $125 million target.

•	Record oil and condensate production of 235 thousand barrels per day (Mbbls/d), and total production of 592 thousand barrels of oil equivalent per day (MBOE/d).

•	Anadarko Basin production increased 18 MBOE/d proforma Q1 to Q2 to a record 163 MBOE/d.

•	STACK well costs further reduced to $6.5 million, exceeding $1 million savings target by 40 percent.

•	Permian Basin achieves record average quarterly production of 104 MBOE/d.

•	Montney liquids production increased 55 percent year-to-date, Q2 liquids at 54 Mbbls/d.

•	Total costs decreased to $12.78 per barrel of oil equivalent (BOE), increasing non-GAAP consolidated cash flow margin of $16.27/BOE.

•	Original guidance ranges for production and capital investments reiterated, post recent disposition of assets.

•	Executing previously announced plan for $1.25 billion share buyback in 2019.

CALGARY, July 31, 2019 — Encana Corporation (NYSE, TSX: ECA) today announced its second quarter 2019 financial and operating results and plans to hold a conference call with analysts and investors today at 7 a.m. MT (9 a.m. ET). Please see dial-in details within this release. Additional details can be found on the Company’s website at www.encana.com.

“Encana is performing exceptionally well,” said Encana President & CEO Doug Suttles. “The combination of our high-quality portfolio and relentless focus on efficiency is delivering strong returns, growth and free cash flow.”

Second Quarter Summary

For the second quarter of 2019, Encana posted net earnings of $336 million, or $0.24/share. Non-GAAP operating earnings for the second quarter were $290 million, or $0.21/share.

Cash from operating activities in the second quarter was $906 million. Non-GAAP cash flow increased 50 percent over the comparable period in 2018 to $877 million, or $0.64/share. Non-GAAP cash flow in the second quarter was impacted by $19 million of restructuring and acquisition costs.

Through the end of the second quarter, the Company had repurchased 149.4 million Encana common shares at an average price of $6.94 per share. Investment in the program to date totals $1,037 million.

At the end of the second quarter, Encana had more than $3.4 billion of total liquidity including approximately $167 million in cash and cash equivalents.

Encana’s second quarter capital investment totaled $750 million, in line with beginning of the year expectations for a front-end loaded 2019 investment profile.

Suttles added, “Our business is growing and generating free cash flow and we are firmly on track to deliver on our capital investment outlook for this year. Our free cash flow is significant and will be used to fund the share buyback and strengthen our balance sheet.”

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Second Quarter Production and Operating Highlights

Total production in the quarter was 591,800 barrels of oil equivalent per day (BOE/d), up 11 percent year-over-year on a proforma basis. Second quarter liquids production increased 16 percent year-over-year proforma, to about 324,000 barrels per day (bbls/d). Oil and condensate production during the period was 234,600 bbls/d.

Capital Investment and Production

	Reportable (1)		Proforma (2)
(for the period ended June 30)	Q2 2019	Q2 2018	Q2 2019	Q2 2018
Upstream Capital Expenditures ($ millions)	749	593	749	964

Oil (Mbbls/d)	179.3	84.6	179.3	166.8
NGLs – Plant Condensate (Mbbls/d)	55.3	33.7	55.3	39.3
NGLs – Other (Mbbls/d)	89.4	37.0	89.4	74.2

Oil and NGLs Total (Mbbls/d)	324.0	155.3	324.0	280.3

Natural gas (MMcf/d)	1,607	1,095	1,607	1,518

Total production (MBOE/d)	591.8	337.9	591.8	533.2

(1)	Reportable includes Encana and Newfield Upstream capital and combined production volumes for Q2 2019. Q2 2018 includes Encana’s capital and production as previously reported.
(2)	Proforma includes Encana and Newfield Upstream capital and combined production volumes for both Q2 2019 and Q2 2018.

Permian

Second quarter production in the Permian Basin averaged a record 104 MBOE/d (84 percent liquids). Encana continues to demonstrate efficiency gains with its four-rig program focused on cube development. A recent 14-well pad in Martin County, Texas, commenced production and is averaging 14,900 bbls/d after 90 days.

Anadarko

Second quarter Anadarko Basin production achieved a record 163 MBOE/d. Recent significant growth is largely attributable to the 31 percent quarter-over-quarter increase in STACK oil production. Oil and condensate now accounts for about 37 percent of Anadarko Basin production volumes and averaged 60 Mbbls/d in the second quarter.

Importantly, Encana continued to enhance returns in STACK through additional reductions in completed well costs. Since closing the acquisition of Newfield in mid-February, well costs have been reduced by $1.4 million to $6.5 million (pre-Encana 2018 average was $7.9 million). Eighty-nine gross STACK wells in the Meramec completed year to date are tracking type curve including 18 gross cube-style wells that are showing strong oil productivity.

Montney

Second quarter Montney production averaged 203 MBOE/d (27 percent liquids). Liquids production during the quarter averaged 54 Mbbls/d. Third-party outages and planned maintenance negatively impacted quarterly average production by about 6.8 MBOE/d. Cycle times were reduced by more than 10 percent quarter over quarter, averaging less than 70 days. Wells on production in the year are outperforming the oil and condensate type curve by approximately 25 percent.

Outlook

At current commodity prices, Encana expects to generate significant free cash flow in the second half of 2019. Capital investment in the second half of 2019 is expected to be $500–$600 million per quarter with overall production of 565–585 MBOE/d, excluding volumes from Arkoma and China.

For more detailed information on the Company’s assets and second quarter results, please refer to the Corporate Presentation at https://www.encana.com/investors/.

Risk Management Program

As of June 30, 2019, Encana has hedged approximately 154 Mbbls/d of expected oil and condensate production at an average price of $59.48 per barrel for the balance of 2019. The Company also has about 936 million cubic feet per day (MMcf/d) of its expected remaining 2019 natural gas production hedged at an average price of $2.73 per thousand cubic feet (Mcf). Encana has also hedged approximately 80 Mbbls/d of expected oil and condensate production at an average price of $57.05 per barrel for 2020. The Company also has about 490 MMcf/d of its expected 2020 natural gas production hedged at an average price of $2.71 per Mcf.

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Dividend Declared

On July 30, 2019, the Board declared a dividend of $0.01875 per common share payable on September 30, 2019, to common shareholders of record as of September 13, 2019.

Conference Call Information

A conference call and webcast to discuss the 2019 second quarter financial and operating results will be held today at 7 a.m. MT (9 a.m. ET). To participate, please dial 888-231-8191 (toll-free in North America) or 647-427-7450 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the conference call, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcast will be archived for approximately 90 days.

Second Quarter Summary

(for the period ended June 30) ($ millions, except as indicated)	Q2 2019	Q2 2018
Cash from (used in) operating activities	906	475
Deduct (add back):
Net change in other assets and liabilities	(15)	(5)
Net change in non-cash working capital	44	(106)

Non-GAAP cash flow[1]	877	586

Non-GAAP cash flow margin[1] ($/BOE)	16.27	19.09

Non-GAAP cash flow[1]	877	586

Less: capital expenditures	750	595

Non-GAAP free cash flow[1]	127	(9)

Net earnings (loss)	336	(151)
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	83	(326)
Restructuring charges	(17)	—
Non-operating foreign exchange gain (loss)	46	(32)
Gain (loss) on divestitures	—	1

	112	(357)
Income tax	(66)	8

After-tax (addition) deduction	46	(349)

Non-GAAP operating earnings[1]	290	198

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings are defined in Note 1.

Realized Pricing Summary

	Q2 2019	Q2 2018
Liquids ($/bbl)
WTI	59.82	67.88

Encana realized liquids prices[1]
Oil	60.14	58.00

NGLs – Plant Condensate	53.57	54.48

NGLs – Other	14.75	23.77

Natural gas
NYMEX ($/MMBtu)	2.64	2.80

Encana realized natural gas price[1] ($/Mcf)	2.22	3.03

(1)	Prices include the impact of realized gain (loss) on risk management.

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Total Costs Summary

(for the period ended June 30) ($ per BOE)	Q2 2019	Q2 2018
Production, Mineral and Other Taxes	1.36	1.13
Upstream Transportation and Processing	6.54	7.73
Upstream Operating[1]	3.40	3.40
Administrative[1]	1.48	1.36

Total Costs(2) ($/BOE)	12.78	13.62

(1)	Excluding long-term incentive costs and restructuring costs.
(2)	Total costs are a non-GAAP measure as defined in note 1.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Encana to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

•

Total Costs per BOE is a non-GAAP measure defined as the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive and restructuring costs, per BOE of production. Management monitors Total Costs per BOE as a measure of operating performance.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

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ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: meeting Encana’s annual guidance, including capital outlook, returns, free cash flow, production targets and liquids growth, and repeatable performance in future years; quality of asset portfolio and commitment to delivering shareholder value; estimated G&A synergies and additional savings in well costs; ability to generate free cash flow and amount and use thereof; amount and timing of share buyback; benefits of cube development; portfolio refinement and timing of closing thereof; and outcomes of risk management program. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions in corporate guidance; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; access to transportation and processing facilities; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: integration of Newfield’s business and ability to achieve anticipated benefits; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion to declare and pay dividends, if any; amount and timing of share repurchases; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including ability to issue commercial paper; currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks in marketing operations; risks associated with technology; changes in or interpretation of laws or regulations; risks associated with existing or potential lawsuits and regulatory actions; impact of disputes arising with partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities; and other risks and uncertainties as described in Encana’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

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